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                                                                   Exhibit 99.1



                      THE NEWHALL LAND AND FARMING COMPANY
                       DEFERRED EQUITY COMPENSATION PLAN
                             FOR OUTSIDE DIRECTORS

1.       Purpose

         The Purpose of this plan (the "Plan") is to provide deferred compensation to the outside directors of Newhall Management Corporation (the "Management Corporation"), which is the managing general partner of Newhall Management Limited Partnership, which is the managing general partner of The Newhall Land and Farming Company, a California Limited Partnership (the "Company"). Such deferred compensation will be based upon the award of unit rights ("Unit Rights") which ultimately shall be satisfied through the issuance of limited partnership interests in the Company represented by transferable depositary units (the "Depositary Units"). The Plan is being adopted in connection with the termination of the retirement benefits for current and future outside directors under the Newhall Management Corporation Retirement Plan For Directors, and is intended to benefit the Company by more closely linking the benefits provided to outside directors to the performance of the Company and to provide additional incentives to outside directors.

2.       Administration

         The Plan shall be administered by a Committee (the "Committee") of the Board of Directors of the Management Corporation (the "Board of Directors") consisting of two or more "non-employee directors" as defined in, or shall otherwise be constituted so as to comply with, Rule 16b-3 (or any successor rule) promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan, to adopt such rules and regulations for administering the Plan as it may deem necessary and to make any other determinations which it believes necessary or advisable for the administration of the Plan. Determinations of the Committee shall be made by majority vote and shall be final and binding on all parties with respect to all matters relating to the Plan.

3.       Eligibility

         Members of the Board of Directors who are not employees of the Company ("Participants") are eligible for participation in the Plan.
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4.       Unit Rights

         a. Unit Right Accounts. Unit Rights granted to a Participant shall be credited to a Unit Right Account (the "Account") established and maintained for such Participant. The Account of a Participant shall be the sole record of Unit Rights granted to him under the Plan, is solely for accounting purposes and shall not require a segregation of any assets of the Company.

         b. Initial Grant of Unit Rights. On the Effective Date (as defined below) of the Plan, the initial number of Unit Rights in the Participants' Accounts shall be as set forth on Exhibit A hereto.

         c. Subsequent Annual Grants. On the third Wednesday of July of each fiscal year of the Company (beginning with July, 1997), each Participant who has continuously served as a non-employee member of the Board of Directors since the third Wednesday of July of the previous year shall automatically be granted Five Hundred (500) additional Unit Rights.

         d. Subsequent Grants As A Result of Distributions. In the event of a general distribution of cash or property with respect to all of the holders of Depositary Units, each Participant shall be granted, on the date of such distribution, a number of Unit Rights equal to (i) the number of Unit Rights in the Participant's Account on the record date of such distribution, times (ii) the fair market value of cash or property distributed with respect to each Depositary Unit, divided by (iii) the Fair Market Value (as defined below) of a Depositary Unit on the date of such distribution.

5. Satisfaction of Unit Rights Upon Retirement. Upon the resignation or removal of a Participant from the Board of Directors or other termination of a Participant's position as a member of the Board of Directors (whether due to death, disability or otherwise), the Company shall, within 30 days following the date of such resignation, removal or termination, transfer to such Participant a number of Depositary Units equal to the number of Unit Rights in such Participant's Account as of the date of such resignation, removal or termination, in full satisfaction of such Participant's rights under this Plan.

6.       Adjustments.     If any change is made to the Depositary Units
issuable under the Plan (whether by reason of merger, consolidation, reorganization, recapitalization, Depositary Unit distribution, Depositary Unit split, combination of Depositary Units, exchange of Depositary Units, or other change in the partnership or capital structure of the Company), then, the Committee shall make appropriate adjustments to the number of Unit Rights in each Participant's Account. The purpose of these adjustments will be to preclude





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the enlargement or dilution of rights and benefits under the awards made pursuant to the Plan.

7.       Structural Transactions.

         a. Committee's Right to Cancel Outstanding Unit Rights. Notwithstanding anything to the contrary herein, in the event of any Structural Transaction (as defined below), the Committee shall have the discretion to cancel outstanding Unit Rights for which Depositary Units have not been issued, in whole or in part, subject to such conditions as the Committee may determine, upon payment to a Participant with respect to all such cancelled Unit Rights, an amount in cash equal to the Fair Market Value of the Depositary Units (at the effective date of the Structural Transaction) otherwise issuable with respect to the Unit Right.

         b.      Definition.      A "Structural Transaction" is any of the
following transactions to which the Company is a party:

                 (1) a merger or consolidation in which the Company is not the surviving entity,

                 (2) any other merger or consolidation of the Company with any other entity, approved by the holders of the voting securities of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

                 (3) a sale, transfer or other disposition of all or substantially all of the Company's assets (in one transaction or a series of transactions); or

                 (4) the complete liquidation or dissolution of the Company.

8. Nontransferability. Unit Rights granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

9.       Voting and Distribution Rights.   Except as provided in Sections 4 and
6 above, no Participant shall be entitled to any of the rights of a holder of Depositary Units (including without limitation the right to receive any distributions with respect to Depositary Units) with respect to Unit Rights under the Plan.





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10.      Unfunded Plan.   The Plan shall at all times be entirely unfunded and
no provision shall at any time be made with respect to segregating assets of the Company in order to provide for the satisfaction of benefits hereunder. No Participant or other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant or other person shall have only the rights of a general unsecured creditor with respect to any rights under the Plan.

11. Fair Market Value. For purposes of the Plan, the "Fair Market Value" of a Depositary Unit will be determined as follows:

         a. Stock Exchange. If the Depositary Units are at the time listed or admitted to trading on any Stock Exchange, the "Fair Market Value" of the Depositary Unit will be its closing selling price, as quoted on such Stock Exchange on the date in question. If there is no quotation available for such day, then the Fair Market Value shall be the closing selling price on the next preceding day for which such quotation exists.

         b. NASDAQ National Market System. If the Depositary Units are not at the time listed or admitted to trading on any Stock Exchange but are traded on the NASDAQ National Market System, the Fair Market Value shall be the closing selling price per Depositary Unit on the date in question, as such price is reported by the National Association of Securities Dealers through the NASDAQ National Market System or any successor system. If there is no closing selling price for the Depositary Units on the date in question, then the Fair Market Value shall be the closing selling price on the next preceding day for which such quotation exists.

         c. Neither Stock Exchange nor NASDAQ. If the Depositary Units are at the time neither listed nor admitted to trading on any Stock Exchange nor traded on the NASDAQ National Market System, then the Fair Market Value will be determined by the Committee after taking into account such factors as the Committee deems appropriate.

         d. Committee Discretion. If the Committee determines that the above methods of calculation do not accurately reflect the Fair Market Value of a Depositary Unit on a relevant day, it may determine the Fair Market Value on any relevant day in accordance with such method of valuation as it determines to be reasonable and appropriate.

12. Amendment or Termination of the Plan. The Board of Directors may alter, amend or terminate the Plan at any time. No amendment or termination may alter, impair or reduce the number of Unit Rights granted under the Plan prior to the effective date of such amendment or termination without the written consent of the affected Participant.





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13.      Tax Withholding.  The Company's obligation to deliver Depositary
Units under the Plan is subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

14.      Compliance with Regulations and Other Restrictions.  Depositary
Units shall not be issued pursuant to the Plan unless the issuance and delivery of such Depositary Units shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, applicable laws, the requirements of any stock exchange or quotation system upon which the Depositary Units may then be listed or quoted, including without limitation, if applicable, any requirement that the Company only deliver Depositary Units hereunder out of treasury, and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, and shall be further subject to the approval of counsel for the Company with respect to such compliance. The inability of the Company to obtain authority from any regulatory body, stock exchange or quotation system having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Depositary Units hereunder, shall relieve the Company of any liability in respect of the failure to issue such Depositary Units as to which such requisite authority shall not have been obtained.

15. Reservation of Depositary Units. The Company, during the term of this Plan, will at all times reserve and keep available such number of Depositary Units as shall be sufficient to satisfy the requirements of the Plan.

16.      Governing Law.   To the extent not otherwise governed by federal law,
the Plan and its implementation shall be governed by and construed in accordance with the laws of the State of California.

17.      Construction.    Except when otherwise required by the context, any
masculine terminology in this document shall include the feminine, and any singular terminology shall include the plural.

18. Effective Date of Plan. The Plan shall become effective on the later of (a) September 30, 1996 or (b) the date of effectiveness of the Company's registration statement under the Securities Act of 1933 with respect to the Depositary Units to be delivered by the Company pursuant to the Plan.





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                                   EXHIBIT A



        DIRECTOR                             NUMBER OF DEPOSITORY UNITS
        --------                             --------------------------

        G. Argyros                                        506
        T. McKernan                                       651
        H. Newhall                                      4,397
        J. Newhall                                      9,813
        P. Pope                                         2,976
        C. Reichardt                                    8,130
        T. Sutton                                       1,704
        E. Zilkha                                      12,749
                                                       ------

        TOTAL                                          40,926
                                                       ======